EXHIBIT 10.5

License Back Agreement in the People’s Republic of China

BY AND BETWEEN

JIANGSU LEIMONE ELECTRONICS CO., LTD.

AND

ZOOM TELEPHONICS, INC.

Dated:  October 18, 2010

License Back Agreement in the People’s Republic of China

This License Agreement (“Agreement”) is made as of this 18th day of October, 2010 (“Effective Date”) by and between Jiangsu Leimone Electronics Co., Ltd., a company organized under the laws of the People’s Republic of China (PRC), and Zoom Telephonics, Inc., a corporation organized under the laws of Delaware, USA.  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Zoom Telephonics, Inc. was the owner of certain rights, title and interest in and to certain Zoom Marks (as defined hereafter) in the PRC;

WHEREAS, on January 28,  2009, Zoom Telephonics, Inc. entered into a license agreement with Tianjin Tong Guang Group Digital Communication Co., Ltd., a company organized under the laws of the PRC (“Tianjin Tong Guang”) granting Tianjin Tong Guang a license to use the Zoom Marks (the “Tianjin Tong Guang License”) worldwide;

WHEREAS, on October 18, 2010, Zoom Telephonics, Inc., Jiangsu Leimone Electronics Co., Ltd. and Tianjin Tong Guang entered into a Binding Letter Agreement (“Binding Letter Agreement”) providing that the Tianjin Tong Guang License was terminated as of the Effective Date of the Binding Letter Agreement;

WHEREAS, on the Binding Letter Agreement further provided that Zoom Telephonics, Inc. would assign its rights, title and interest to the Zoom Marks to Jiangsu Leimone Electronics Co., Ltd.;

WHEREAS, the Binding Letter Agreement further provided that Jiangsu Leimone Electronics Co., Ltd. (the “Licensor”) would grant Zoom Telephonics, Inc. (the “Licensee”) a license back to the Zoom Marks on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Binding Letter Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.  The Licensor hereby grants a royalty-free non-exclusive right to the Licensee to use the Zoom trademarks listed on Schedule A (“Zoom Marks”) in connection with the goods and services listed on Schedule B ("Licensed Goods and Services") in the PRC, not including Hong Kong SAR, Macao SAR and Taiwan (“Territory”) in accordance with the terms set forth in this Agreement.

a.  Licensor represents to Licensee that (i) Licensor has registered the ZOOM Marks as shown on Schedule A; and (ii) to Licensor’s knowledge, no Person is contesting the registrations as of the date hereof.

b.  As of the date hereof, Licensor is not engaged in the defense of any intellectual property infringement claim brought by any Person alleging that any of the ZOOM Marks infringe upon another’s intellectual property.

c.  Licensee acknowledges and agrees that the rights granted herein are subject to the provisions contained in Article 8, “Effect of Termination” of the Tianjin Tong Guang License, which is attached hereto as Exhibit C.  Licensee acknowledges and agrees that any and all acts taken by Tianjin Tong Guang in accordance with Article 8 of the Tianjin Tong Guang License shall not constitute a breach of this Agreement.

2.  Licensor reserves the right to use, and to grant to any other licensee the right to use, the ZOOM Marks in connection with items other than the Licensed Goods and Services within the Territory.

3.  Licensor shall have the right to review and approve of the use of the ZOOM Marks by Licensee for its products in the PRC. Licensee’s current use of the ZOOM Marks in the PRC and Licensee’s uses to date are expressly approved. Licensee’s future use of the ZOOM marks in the areas listed in schedule B are expressly approved.

4.  The name of the Licensee and the original place of manufacture of goods shall be marked on the Licensed Goods.

5.  Licensee’s current use of the Zoom Marks and the Licensee’s uses to date in compliance with this Agreement shall be deemed expressly approved by Licensor.

6.  Licensee agrees to cooperate with Licensor in facilitating control by Licensor or its designee of the nature and quality of the services rendered and goods sold or used by Licensee in connection with the ZOOM Marks and the Licensed Goods and Services, and to supply Licensor or its designee with specimens of representative uses of the ZOOM Marks upon request. Licensee shall comply with all Applicable Laws and regulations and obtain all appropriate governmental approvals relating to the sale or manufacture of goods and the sale or rendering of services by Licensee under the ZOOM Marks. Licensor shall reasonably cooperate with Licensee where appropriate and as requested to facilitate Licensee’s compliance with all applicable laws relating to the sale or manufacture of goods and the sale or rendering of services by Licensee under the ZOOM Marks.

7.  Until otherwise terminated by the parties in writing, the term of this Agreement shall be perpetual.

8.  Licensee acknowledges that the ZOOM Marks have acquired valuable goodwill in the minds of the trade and the public and those services and products bearing the ZOOM Marks have acquired a desirable reputation.  Within the Territory, Licensee acknowledges that it has no claim to any right, title and interest in and to the ZOOM Marks or any and all forms or embodiments thereof nor to the goodwill attached to the ZOOM Marks in connection with the business, operations and goods in relation to which the same have been and may be used by Licensee or by Licensor, except as expressly set forth in this Agreement.

9.  Within the Territory, Licensee acknowledges that only Licensor may file and prosecute a trademark, service mark, copyright or other application or applications to register the ZOOM Marks or any other proprietary rights related thereto in any jurisdiction.  Licensee shall (at Licensor’s expense) do such commercially reasonable things as Licensor or its designee may reasonably request in connection with the registration or protection of the ZOOM Marks or any other proprietary rights related thereto including, without limitation, entering into and filing with the relevant authority a registered user agreement.

10. Licensee agrees and undertakes to use the ZOOM Marks strictly in compliance with and observance of any and all trademark and copyright laws and to use such markings in connection with the ZOOM Marks as may commercially reasonably be requested by Licensor.

11. All use of the Zoom Marks by Licensee in the Territory inures to and shall be for the benefit of  Licensor.

12. Licensee shall never (i) challenge the validity or ownership of any of the ZOOM Marks by Licensor or any application for registration thereof or any registrations thereof in the Territory by Licensor or (ii) contest the fact that Licensee’s rights under this Agreement shall terminate upon termination of this Agreement within the Territory.

13. Licensee accepts that it shall have no remedies against Licensor in the event that Licensee is prevented from using the ZOOM Marks or any part of them.

14. The conduct of any legal or other action, including any proceeding before any court or governmental authority, arising from any dispute with any third party concerning use of any of the ZOOM Marks or any confusingly similar name or mark (a “Relevant Action”) shall, within the Territory, at Licensor’s option (exercisable by written notice given by Licensor to Licensee at any time), be under the absolute control of Licensor.

In particular, without limitation, upon Licensor exercising its option Licensor shall have the sole power to conduct any Relevant Action and to determine whether and when any settlement or compromise should be made or paid in respect of any Relevant Action and Licensee shall not be entitled to conduct any Relevant Action or to make or pay any such settlement or compromise without the consent of Licensor.  Licensor shall have the sole power and absolute discretion to determine what action, if any, will be taken with respect to any unauthorized use, infringement or act of unfair competition by third parties to stop such use, infringement or act or otherwise to protect any of the ZOOM Marks. Licensee shall, at Licensor’s expense, cooperate with Licensor with respect to any Relevant Action, and if requested by Licensor, Licensee will join with Licensor as a party to any action brought by Licensor for such purpose at Licensor’s expense. Any recovery as a result of such action shall belong solely to Licensor and Licensee shall account to Licensor in respect of any amounts received by it as a result thereof, except to the extent necessary for Licensee to reimburse itself for actual, reasonably incurred out-of-pocket expenses and fees incurred by Licensee in the conduct of such action at Licensor’s request and substantiated by written evidence provided to Licensor.

15.  Termination by Licensor:

If at any time:

1.
Licensee breaches any material provision of this Agreement and, in the case of a breach which is capable of remedy, such breach is not remedied within ninety (90) days of the date of service upon Licensee of a notice given by Licensor requiring that it be remedied, or if such breach is capable of remedy but cannot reasonably be remedied or cured within such ninety (90)-day period, and Licensee fails to commence such remedy or cure within such ninety (90)-day period or at any time thereafter fails diligently to prosecute such remedy or cure to completion;

2.
the performance by Licensor or Licensee of any of their respective material obligations under this Agreement shall be illegal under Applicable Laws or under the laws of the jurisdiction in which Licensor and Licensee are incorporated or formed or the laws of any jurisdiction where Licensor carries on business or holds assets; or

3.
an effective resolution is passed, or an effective order made by a court of competent jurisdiction, for the dissolution, liquidation or winding up of Licensee or any event having similar consequences occurs in any jurisdiction in which a material part of its assets is held;

such occurrences shall be defaults under this Agreement (other than clause (ii) above) and Licensor may, by not less than ninety (90) days’ notice, terminate this Agreement with effect from the expiration of such notice.

16.  Termination by Licensee:

If at any time:

1.
Licensor breaches any material provision of this Agreement and, in the case of a breach which is capable of remedy, such breach is not remedied within ninety (90) days of the date of service upon Licensor of a notice given by Licensee, or if such breach cannot reasonably be remedied or cured within such ninety (90)-day period, Licensor fails to commence such remedy or cure within such ninety (90)-day period or at any time thereafter fails diligently to prosecute such remedy or cure to completion;

2.	the performance by Licensor or by Licensee of any of their respective obligations shall be illegal under Applicable Laws; or

3.
an effective resolution shall be passed, or an effective order made by a court of competent jurisdiction, for the dissolution, liquidation or winding up of Licensor or any event having similar consequences occurs in any jurisdiction in which a material part of its assets is held, or a receiver or similar officer is appointed of any material part of its assets, or Licensor becomes insolvent or is unable to pay its debts as they fall due or suspends payment of its debts or enters into any composition or arrangement for the benefit of its creditors;

such occurrences shall be defaults under this Agreement (other than clause (ii) above) and Licensee may, by ninety (90) days’ notice in writing (or immediately in the case of clause (iii) where Licensor is insolvent or unable to pay its debts or suspends payment of its debts), terminate this Agreement with effect from the expiration of such notice.

17.  Upon the termination of this Agreement, Licensee shall forthwith discontinue all use of any of the ZOOM Marks and any variation or simulation thereof, or any mark, name, logo or design similar to any of the ZOOM Marks, or any other proprietary rights related thereto and shall forthwith cease to use (and shall upon request deliver up to Licensor or destroy on oath) any business materials, advertising or promotional materials, operating supplies or equipment bearing any of the ZOOM Marks, any variation or simulation thereof, or any mark, name logo or design similar to any of the ZOOM Marks in the Territory.  Upon such termination, Licensee hereby irrevocably releases and disclaims any right or interest in or to any and all of the ZOOM Marks in the Territory and proprietary rights related thereto, and Licensee agrees that all rights in the ZOOM Marks in the Territory, proprietary rights related thereto and goodwill connected therewith remain the property of Licensor. Licensee shall be permitted for a period of ninety (90) days from the date of termination to use or sell inventory, operating supplies or equipment bearing any of the ZOOM Marks, any variation or simulation thereof, or any mark, name, logo or design similar to any of the ZOOM Marks, only in connection with the Licensed Goods and Services, but not otherwise or thereafter and provided that such use is at all times consistent with Paragraph 6.

18.  The provisions of Paragraphs 17, , 22, 23, 24, 25, 26, 28, and 29  hereof shall survive any termination of this Agreement.

19.  The license granted herein by Licensor is strictly personal to Licensee and none of the rights granted to Licensee hereunder may be assigned, transferred or sub-licensed by Licensee to any Person without the prior written consent of Licensor, although such consent should not be unreasonably withheld.  In the event that the assignment or transfer by Licensee is part of the sale of the company of Zoom Telephonics or as part of a sale of Zoom Telephonics product rights assets, such as ADSL product rights assets or all Zoom Telephonics product rights assets, then Licensor’s written consent is not required provided that Zoom Telephonics shall cause the purchaser of the company of Zoom Telephonics, or its product rights assets, to agree in writing not to hinder, damage or infringe upon Licensor’s existing rights to and benefits from the Zoom Marks.

20.  [Deleted intentionally.]

21.  [Deleted intentionally.]

22.  The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

23. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would constitute a substantial deviation from the general intent and purpose of the Parties as reflected in this Agreement.

24.  The Parties shall take any actions including, without limitation, execute any further documentation necessary to make this Agreement, or to confirm that this Agreement is, fully and legally effective, binding and enforceable as between them and as against third parties, and to enable the Parties to perfect their rights.

25.  This Agreement and the Exhibits referred to herein constitute the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Each Party confirms to the other Party that in entering into this Agreement it has not relied on any statement, warranty or other representation made or information supplied, by or on behalf of the other Party. Any change, modification or amendment of this Agreement shall be in writing and signed by the Party against whom enforcement is sought.

26. All notices, statements, demands, requirements or other communications and documents required or permitted to be given, served or delivered to any Party under this Agreement (a “Communication”) shall be in writing in the English language and shall be either (1) delivered by hand (including, without limitation, delivery by courier) or sent by prepaid certified or registered mail (airmail in the case of all international Communications), with return receipt requested, to that Party at its address stated below, or (2) sent by electronic mail to the Person and email address identified below (and in all cases under this subparagraph (2) a copy shall also be dispatched immediately by prepaid certified or registered mail or by courier or by hand delivery to the addressee), or to such other Person and address as that Party may from time-to-time have notified the other Party as being its representative Person and address for the purposes of this Agreement to the exclusion of all previously applicable Persons and/or addresses. A Communication once given, served or delivered shall be irrevocable without the consent of the recipient which may be given or withheld in its absolute discretion. A Communication shall be deemed to have been given served or delivered:

1.
if delivered by hand, upon delivery (including, without limitation, delivery by courier) on the date of the delivery (and in the case of delivery by courier as evidenced by the signed receipt obtained by the courier service upon delivery);

2.	if sent by mail, upon proof of receipt or refusal; and

3.
if sent by electronic mail, the date of transmission if during business hours in the place of its receipt or, if it is not, the next succeeding Business Day in the place of its receipt, subject to its having in fact been received; if the electronic mail is not received, then the date of receipt of the paper copy transmitted to the recipient shall control.

27.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one (1) and the same agreement.  This Agreement may be executed using signature pages sent by electronic mail where the Party using such signature pages represents that the electronically transmitted page is a true and accurate copy of an original execution page.

28.  This Agreement shall benefit and be binding upon the Parties hereto and their respective successors and assigns.

29.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOR: JIANGSU LEIMONE ELECTRONICS COMPANY LTD.

By:	/s/ Lei Gu
Name: Lei Gu
Title: Chairman

FOR: ZOOM TELEPHONICS, INC.

By:	/s/ Frank B. Manning
Name: Frank Manning
Title: Chairman & President

Schedule A
LICENSED MARKS

China (PRC)	ZOOM	9	9900048553 / 1550074	Registered
China (PRC)	ZOOM	35	9900048554 / 1451717	Registered
China (PRC)	ZOOM	38	990004855 / 1427684	Registered
China (PRC)	ZOOM (Chinese Characters) 瞩目	9	2000098504 / 1777799	Registered
China (PRC)	ZOOM (Chinese Characters) 瞩目	35	2000098505 / 1749269	Registered
China (PRC)	ZOOM (Chinese Characters) 瞩目	38	2000098506 / 1707903	Registered
China (PRC)	H LOGO & HAYES	9	- / 264789	Registered

Schedule B

LICENSED GOODS AND SERVICES

LICENSED GOODS AND SERVICES

GOODS:  Telecommunications and computer peripheral products, including, modems, routers, dial-up modems, ADSL modems and routers, cable modems and routers, cellular data-only modems and routers, Wi-Fi adapters and routers, keyboards, keyboards for use with computers that use a high-definition television as a monitor, computers that use a high-definition television as a monitor, and parts and accessories for such goods;

SERVICES:  All retail sales, repair and maintenance of the above-mentioned goods; internet services, including, provision of mobile broadband access to data on the Internet, providing electronic texting services, and providing email services; web services, including, web conferencing services; voice services, including, voice of internet protocol (VoIP) services, transmission of voice by data networks, and transmission of voice by switched voice data networks.

Exhibit C

Tianjin Tong Guang License